EXHIBIT 10.5(b)
October 22, 2018

John Goodey
c/o Welltower, Inc.
1330 Avenue of the Americas, Suite 8B
New York, New York 10019

Dear John:

Upon your relocation to the United States effective November 1, 2018, we are pleased to offer you continued employment with Welltower Inc. (the “Company”) on and after that date on the following terms and conditions, subject to your execution of this letter agreement on or before November 1, 2018. The terms of this letter agreement are as follows:

1.
Title and Responsibilities. You will continue to serve as the Company’s Chief Financial Officer and as an Executive Vice President of the Company. You will be based in the Company’s New York, New York office. You will work from this office except when traveling on behalf of the Company.  You will continue to report to the Company’s Chief Executive Officer.

2.	Commencement Date. November 1, 2018.

3.
Compensation. Your annual base salary will continue to be USD $600,000. Your base salary will be paid in installments in accordance with the Company’s standard payroll practices in the United States. Future adjustments to base salary will be subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

4.
Short-term Incentive. You will be eligible for an annual bonus based on the Company’s fiscal year determined by performance against a combination of Company and individual performance factors. The current target bonus for this position is 150% of base salary. The determination of the amount of your annual bonus, the level of your achievement of the relevant Company and individual performance factors, and the target bonus percentage for future fiscal years of the Company shall be determined by the Compensation Committee.

5.
Relocation Expenses. In connection with the relocation of your job from the United Kingdom to the United States, Welltower has provided you with certain relocation benefits. Those benefits are set forth in separate written documentation that you have previously received and executed on August 18, 2018.

6.
Participation in Stock Plan. You will remain eligible to participate in the Company’s annual Long-Term Incentive Programs (“LTIP”). Any future awards that you receive under the LTIP will be determined by the Compensation Committee in its sole discretion. Any and all payments (i.e., quarterly dividends or dividend equivalents) owed to you with respect to any equity awards granted to you will be paid in USD.

7.
Benefit Program. You will be entitled to participate in all Welltower benefit programs commensurate with other Welltower employees based in the United States, including but not limited to: health, life and disability programs, and in Welltower’s 401(k) plan and ESPP, subject to your satisfaction of any eligibility criteria. As detailed in Welltower’s Employee Handbook, you will become eligible to participate in the medical, dental, vision, life insurance and disability plans in accordance with their terms on and after November 1, 2018.

8.	Paid Time Off. You will be entitled to paid time off (“PTO”) (based on your number of years of service) in accordance with the Company’s PTO policy, as it may be amended from time to time.

9.
Compliance with Agreements. You acknowledge that you are not subject to any restrictions, contractual or otherwise, that could impair your ability to fulfill the terms of your employment with the Company. You have no business or personal relationships that would constitute a “conflict of interest.”

10.
Additional Terms and Conditions. Your employment will be subject to the terms of the Company’s Employee Handbook, a copy of which was previously provided to you and acknowledged in writing as having been read by you, and the terms of the Company’s standard employment policies and procedures covering such matters as business expense reimbursement, PTO, paid holidays and other time off policies, and sickness and injury, copies of which are available to you on the Company’s intranet. As of the close of business on Wednesday, October 31, 2018, the terms of your May 6, 2014 employment contract with the Company (as the assignee of HCN UK Management Services Limited), as amended by that certain Deed of Assignment and Amendment of Employment Contract dated December 7, 2017 (collectively, the “UK Employment Contract”), will be terminated without the need for any further action by any person and be of no further force or effect. You acknowledge and agree that you shall have no claim against the Company or any affiliate arising out of or connected with the UK Employment Contract or its termination and you hereby irrevocably waive any such claims or rights of action which you now have or may become aware of hereafter, with the exception of: (i) the payment of your salary, monthly pension contributions and private medical insurance allowance in respect of the period up to and including October 31, 2018; and (ii) any incentive awards previously granted to you, whether in the form of an annual cash incentive bonus opportunity or any award made under the Company’s equity compensation plans (i.e., the Welltower Inc. 2005 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan), which awards shall be governed exclusively by the rules of the plan or program under which they were granted.

11.	Employment-at-Will. You will be an employee-at-will.

12.
Governing Law. This letter agreement and your employment relationship with the Company on and after the Commencement Date will be governed by the laws of the State of New York, excluding any conflicts of law provisions thereof.

John, if you have any questions or comments, please feel free to call me.
Assuming this offer is acceptable to you, please indicate your acceptance by signing the enclosed copy of this letter and returning it via email to pbyrne@welltower.com.
Very truly yours,

WELLTOWER INC.    Accepted By:

/s/ Christy Stone        /s/ John Goodey
Christy Stone    John Goodey
Senior Vice President, Human Capital

Dated:    October 22, 2018        Dated: October 31, 2018